Exhibit 23.1

December 15, 2020

To the Board of Directors

Parks! America, Inc.

Pine Mountain, Georgia

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the use in the Form 10-K for the year ended September 27, 2020, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 15, 2020, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the year ended September 27, 2020.

/s/ GBQ Partners LLC

GBQ Partners LLC

Columbus, Ohio

December 15, 2020